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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 1, 2005, except for Note 8, as to which the date is June     , 2005 in the Registration Statement (Form S-1 No. 333-123817) and related prospectus of Eagle Bulk Shipping Inc. relating to the registration of shares of its common stock.

Ernst & Young LLP

New York, New York
June     , 2005

        The foregoing consent is in the form that will be signed upon completion of the stock split described in Note 8 to the financial statements.

/s/ Ernst & Young LLP

New York, New York
June 4, 2005

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Consent of Independent Registered Public Accounting Firm